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Exhibit 5.1

October 9, 2018

Board of Trustees
Whitestone REIT
2600 South Gessner, Suite 500
Houston, TX 77063

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Whitestone REIT, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of an aggregate amount of up to 3,433,831 common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), of the Company, all of which Common Shares may be issued pursuant to awards under the Company’s 2018 Long-Term Equity Incentive Ownership Plan (the “Plan”).

     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in with the authorization, issuance and sale of the Common Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Common Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Common Shares specified in the applicable resolutions of the Board of Trustees or a duly authorized committee thereof and the Plan, the Common Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP